Press
Release

Contact:                      Mark E. Patten, Sr. Vice President and CFO
mpatten@ctlc.com
Phone:                                (386) 944-5643
Facsimile:                      (386) 274-1223

FOR IMMEDIATE RELEASE	CONSOLIDATED-TOMOKA LAND CO. REPORTS THIRD QUARTER 2014 EARNINGS OF $0.60 PER SHARE AN INCREASE OF APPROXIMATELY 173%

DAYTONA BEACH, FLORIDA, October 21, 2014. Consolidated-Tomoka Land Co. (NYSE MKT: CTO) (the “Company”) today announced its operating results and earnings for the third quarter ended September 30, 2014.

OPERATING RESULTS

Operating results for the third quarter ended September 30, 2014 (as compared to the same period in 2013):

•	Net income was $0.60 per share, an increase of $0.38 per share, or 172.7%;

•	Revenue from Income Properties totaled approximately $3.9 million, an increase of 17.2%;

•	Revenue from Commercial Loan Investments totaled approximately $382,000, a decrease of 40.7%;

•	Revenue from Real Estate Operations totaled approximately $8.6 million, an increase of 531.3%; and

•	Revenue from Golf Operations increased by 1.4% and net operating results improved by 7.4%.

Operating results for the nine months ended September 30, 2014 (as compared to the same period in 2013):

•	Net income was $0.99 per share, an increase of $0.67 per share, or 209.4%;

•	Revenue from Income Properties totaled approximately $10.8 million, an increase of 14.6%;

•	Revenue from Commercial Loan Investments totaled approximately $1.6 million, an increase of 145.5%;

•	Revenue from Real Estate Operations totaled approximately $10.9 million, an increase of 443.3%; and

•	Revenue from Golf Operations increased by 2.3% and had a net operating loss of approximately $311,000, an improvement of 21.5%.

OTHER HIGHLIGHTS

Other highlights for the third quarter ended September 30, 2014 include the following:

•	Book value per outstanding share increased from $20.53 as of December 31, 2013 to $21.64 as of September 30, 2014;

•	The Company has completed, year-to-date, total acquisitions of income properties and commercial loan investments of approximately $50.2 million as of September 30, 2014;

•	The weighted average lease duration of our income property portfolio was 9.7 years as of September 30, 2014, down from 10.2 years as of September 30, 2013;

•	The Company completed a five year extension of the lease with Best Buy in McDonough, GA with four one-year extension options at a slightly reduced rate;

•
 Received approximately $137,000 and $260,000 for impact fees for the quarter and nine months ended September 30, 2014, respectively, versus approximately $96,000 and $181,000 in the same periods in 2013, respectively; and

•
 Debt totaled approximately $81.2 million at September 30, 2014, with approximately $54.2 million of available borrowing capacity on our credit facility, and cash (excluding restricted cash) was approximately $2.2 million. The Company’s net debt to total market capitalization equaled 21.4% at September 30, 2014.

Income Property Portfolio Update

Property Acquisitions
On July 17, 2014, the Company acquired a 52,665 square-foot building situated on approximately 7 acres leased to American Signature Inc., in Daytona Beach, Florida. The lease has approximately 6 years remaining on its term. The total purchase price was approximately $5.3 million, and is located within an approximately 250,000 square-foot retail shopping center anchored by Best Buy, PetSmart and Barnes & Noble.  The Company also owns the property leased to Barnes & Noble.

Commercial Loan Investments Update

On September 30, 2014, the Company acquired a mezzanine loan secured by the borrower’s equity interest in an upper upscale hotel in Dallas, Texas. The Company purchased the $10.0 million performing loan at par. The loan matures in September 2016 and bears a floating interest rate of 30-day LIBOR plus 725 basis points. The loan is junior to a $64.0 million first mortgage on the hotel in Dallas, Texas. Interest revenue recognized during the three and nine months ended September 30, 2014 was approximately $2,000.

Land Update

On August 15, 2014 we sold approximately 75.6 acres of land located on the east side of Interstate 95 at a sales price of approximately $7.8 million, or approximately $103,000 per acre, with approximately $7.2 million recognized in the quarter ended September 30, 2014 and resulting in a gain of approximately $3.9 million. An additional gain from the sale of approximately $324,000 will be recognized as certain road improvements relating to the site are completed by Volusia County which is expected to be completed by the end of the first quarter of 2015. As part of the contractual agreement we agreed to incur costs to prepare the pad site for vertical construction in an estimated amount of $2.1 million in costs. The pad was delivered and accepted in September 2014. We received a payment of $400,000 from the CEO Business Alliance, a local private economic development organization, as reimbursement for a portion of the costs to prepare the pad. In addition, we have a commitment from Volusia County to receive additional payments totaling approximately $1.1 million as certain milestones are reached in connection with the buyer’s development and operations of the distribution center. We believe the milestones could be reached in late 2015.

As of September 30, 2014, we had four executed purchase and sale agreements to sell land to four different buyers, whose intended use for the land would include retail, office and residential. These agreements, in aggregate, represent the potential sale of approximately 15% of our remaining land holdings with potential sales proceeds totaling more than approximately $42 million. Each of the transactions are in varying stages of due diligence by the various buyers, including, in some instances having made submissions to the planning and development departments of the applicable governmental authorities. Estimated closing dates range from the fourth quarter of 2014 to year end 2016. In addition to other customary closing conditions, the majority of these transactions are conditioned upon both the receipt of approvals from various governmental authorities, as well as other matters that are beyond our control. If such approvals are not obtained, the prospective buyers may have the ability to terminate the respective agreement prior to closing. As a result, there can be no assurances regarding the likelihood or timing of any one of these potential land transactions being completed or the final terms, including the sales price.

Subsurface Interests Update

On September 19, 2014 the Company received a payment of approximately $2.5 million from Kerogen Florida Energy Company LP for the fourth year payment on its eight-year oil exploration lease, representing approximately $1.9 million of rent for the adjusted acreage of 42,000 acres and $600,000 related to the drilling requirements contained in the lease.

With the reduced acres leased by Kerogen, the Company has nearly 50,000 acres in Hendry County and approximately 86,000 acres in Lee County to pursue additional leasing opportunities as both counties have existing or have had working oil production.

Financing Update

On August 1, 2014 the Company executed the third amendment of the Company’s unsecured Credit Facility. The amendment increased the borrowing capacity to $75.0 million under the accordion feature, extended the term an additional two years to August 1, 2018 and, decreased the borrowing rate to a rate ranging from the 30-day London Interbank Offer Rate (“LIBOR”) plus 135 basis points to the 30-day LIBOR plus 200 basis points based on the total balance outstanding under the Credit Facility as a percentage of the total asset value of the Company as defined in the Credit Facility.  The third amendment also adjusted a number of the restrictive covenants and maintenance covenants in the Credit Facility, primarily to provide the Company with increased flexibility in its investment activities. The Company paid a fee for increasing the borrowing commitment level pursuant to the credit facility terms.

On September 30, 2014, the Company closed on a $30.0 million loan originated with Wells Fargo Bank, N.A., secured by the Company’s interest in six income properties.  The mortgage loan matures in October 2034, and carries a fixed rate of 4.33% per annum during the first ten years of the term, and requires payments of interest only during the first ten years of the loan. After the tenth anniversary of the effective date of the loan the cash flows generated by the underlying six income properties must be used to pay down the principal balance of the loan until paid off or until the loan matures. The loan is fully pre-payable after the tenth anniversary date of the effective date of the loan.

Financial Results

Revenue
Total revenue for the quarter ended September 30, 2014 increased 122.8% to approximately $14.1 million, as compared to approximately $6.3 million during the same period in 2013. This increase was primarily the result of an increase of approximately $566,000, or 17.2%, in revenue generated by our income properties, an increase of approximately $7.3 million, or 531.3%, in revenue from our real estate operations, and an increase of approximately $162,000 in revenue from our agricultural operations, or 776.6%. In the quarter ended September 30, 2014 compared to the same period in 2013 revenue from our real estate operations benefited from a land sale of approximately $7.8 million of which $7.2 million was recognized at the closing of the transaction.

Total revenue for the nine months ended September 30, 2014 increased 71.4% to approximately $27.4 million, as compared to approximately $16.0 million during the same period in 2013. This increase was primarily the result of an increase of approximately $1.4 million, or 14.6%, in revenue generated by our income properties, an increase of approximately $8.9 million, or 443.3%, in revenue from our real estate operations, and approximately $938,000, or 145.5% in revenue from our commercial loan investments. Revenue from our real estate operations benefited from two land transactions of approximately 75.6 acres and 3.06 acres, which generated revenue of $7.2 million and $392,000, respectively.

Net Income

Net income for the quarter ended September 30, 2014 was approximately $3.5 million, compared to approximately $1.2 million in the same period in 2013, an increase of 180.0%. Our results in the third quarter of 2014 benefited from increased revenues of approximately $7.8 million, or 122.8%, offset by an increase in operating expenses of approximately $4.2 million, or 106.6%. Included in the increased operating expenses were increased direct costs of revenues of approximately $3.3 million for our real estate operations relating to the basis in the 75.6 acres of land sold in the quarter including the costs incurred to prepare the pad site for vertical construction, increased depreciation and amortization expense of approximately $154,000 reflecting our larger income property portfolio, and increased general and administrative expenses of approximately $299,000. The increased operating expenses were also impacted by an impairment charge of approximately $421,000 relating to an income property we were under contract to sell with a sales price  and estimated closing costs that resulted in an estimated loss. We did not recognize any impairment charges in the third quarter of 2013. The 24.8% increase in general and administrative expenses in the third quarter of 2014, as compared to the same period in 2013, was due primarily to an increase in stock compensation costs of approximately $169,000, due to our higher stock price compared to 2013 and additional payroll related costs. Net income per share for the quarter ended September 30, 2014, was $0.60 per share, compared to $0.22 per share during the same period in 2013, an increase of $0.38 per share or 172.7%.

Net income for the nine months ended September 30, 2014 was approximately $5.7 million, as compared to approximately $1.8 million in the same period in 2013, an increase of 211.4%. Our results in the first nine months of 2014 benefited from increased revenue of approximately $11.4 million, or 71.4%, offset by an increase in operating expenses of approximately $4.1 million, or 31.9%. Included in the increased operating expenses were increased direct costs of revenues for our income properties of approximately $242,000, increased direct cost of real estate operations revenues of approximately $3.3 million pertaining to our land sales, increased depreciation and amortization of approximately $377,000 reflecting our larger income property portfolio, and increased general administrative expenses of approximately $341,000 or 8.1%. While net income was also impacted by the approximate $421,000 impairment charge related to an income property under contract to be sold we also recognized an impairment in the same period in 2013 of approximately $616,000. The 8.1% increase in general and administrative expenses is comprised primarily of increased stock compensation expenses of $169,000 over the same period in 2013 as well as an environmental reserve of approximately $110,000 recognized in the second quarter of 2014 and service costs related to our information systems. Net income for the nine months ended September 30, 2014, was $0.99 per share, as compared to $0.32 per share during the same period in 2013, an increase of $0.67 per share or 209.4%.

CEO and CFO Comments on Operating Results

Mark E. Patten, senior vice president and chief financial officer, stated, “We are pleased with our third quarter results and the cash flows generated by not only our growing portfolio of income producing investments but also a significant land sale and the continuation of our subsurface lease. We have achieved or are approaching a number of key elements of our full year guidance for 2014 including earnings per share, our target for acquisitions, and our target for completed land transactions.” Mr. Patten also noted, “We’re also pleased to have completed an amendment to our credit facility which extended the maturity to 2018, favorably adjusted our Libor based borrowing rates to Libor plus 135 up to Libor plus 200  and provided additional flexibility in the covenants and the execution of a fixed rate $30 million mortgage loan on six of our income properties at 4.33% and interest only for the first ten years of the twenty year term. As a result of these financings our fixed to floating ratio is 74% to 26%, respectively, while our weighted average term to maturity is 11.1 years and our weighted average borrowing rate is 3.40% on approximately $81.2 million of debt.”

John P. Albright, president and chief executive officer, stated, “We are pleased to have closed on the sale of 76 acres of land for the construction of a 630,000 square foot distribution center at east of Interstate 95 on Dunn Avenue. Published reports indicate this development project will represent an estimated $80 million in capital investment and is expected to create more than 450 jobs locally.” Mr. Albright continued, “The closing of this transaction in the quarter demonstrates the potential of our company’s growth in earnings and book value.” Mr. Albright also noted, “We are also pleased to have completed our recent acquisitions including the Whole Foods Market Center in Sarasota, Florida which brings a strong urban retail property into our income property portfolio.”

About Consolidated-Tomoka Land Co.
Consolidated-Tomoka Land Co. is a Florida-based publicly traded real estate company, which owns a portfolio of income properties and loan investments in diversified markets in the United States, and over 10,500 acres of land in the Daytona Beach, Florida area. Visit our website at www.ctlc.com.

Forward-Looking Statements
Certain statements contained in this press release (other than statements of historical fact) are forward-looking statements.  The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “will,” “could,” “may,” “should,” “plan,” “potential,” “predict,” “forecast,” “project,” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made.  Forward-looking statements are made based upon management’s expectations and beliefs concerning future developments and their potential effect upon the Company.  There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on the Company will be those anticipated by management.

The Company wishes to caution readers that the assumptions which form the basis for forward-looking statements with respect to or that may impact earnings for the year ended December 31, 2013, and thereafter include many factors that are beyond the Company’s ability to control or estimate precisely.  For a description of the risks and uncertainties that may cause actual results to differ from the forward-looking statements contained in this press release, please see the Company’s filings with the Securities and Exchange Commission, including, but not limited to the Company’s most recent Annual Report on Form 10-K.  Copies of each filing may be obtained from the Company or the SEC.

While the Company periodically reassesses material trends and uncertainties affecting its results of operations and financial condition, the Company does not intend to review or revise any particular forward-looking statement referenced herein in light of future events.

Disclosures in this press release regarding the Company’s quarter-end financial results are preliminary and are subject to change in connection with the Company’s preparation and filing of its Form 10-K for the year ended  December 31, 2013.  The financial information in this release reflects the Company’s preliminary results subject to completion of the yearend review process.  The final results for the year may differ from the preliminary results discussed above due to factors that include, but are not limited to, risks associated with final review of the results and preparation of financial statements.

CONSOLIDATED-TOMOKA LAND CO.
CONSOLIDATED BALANCE SHEETS

	(Unaudited) September 30, 2014	December 31, 2013
ASSETS
Property, Plant, and Equipment:
Land, Timber, and Subsurface Interests	$15,312,067	$15,291,911
Golf Buildings, Improvements, and Equipment	3,298,993	3,103,979
Income Properties, Land, Buildings, and Improvements	172,641,924	154,902,374
Other Furnishings and Equipment	994,941	955,597
Construction in Progress	—	987,303
Total Property, Plant, and Equipment	192,247,925	175,241,164
Less, Accumulated Depreciation and Amortization	(14,865,344)	(13,260,856)

Property, Plant, and Equipment - Net	177,382,581	161,980,308
Land and Development Costs	22,863,889	23,768,914
Intangible Assets - Net	6,697,873	6,359,438
Assets held for Sale	3,153,762	—
Impact Fee and Mitigation Credits	5,649,220	6,081,433
Commercial Loan Investments	27,399,082	18,845,053
Cash and Cash Equivalents	2,219,256	4,932,512
Restricted Cash	1,425,507	366,645
Investment Securities	864,342	729,814
Net Pension Asset	492,806	407,670
Other Assets	4,188,156	2,711,893
Total Assets	$252,336,474	$226,183,680

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts Payable	$712,355	$872,331
Accrued Liabilities	5,483,109	4,726,809
Deferred Revenue	3,449,265	3,344,351
Accrued Stock-Based Compensation	428,217	247,671
Income Taxes Payable	110,559	1,044,061
Deferred Income Taxes - Net	33,989,478	32,552,068
Long-Term Debt	81,190,011	63,227,032
Total Liabilities	125,362,994	106,014,323

Shareholders’ Equity:
Common Stock -25,000,000 shares authorized; $1 par value, 5,907,650 shares issued and -5,867,180 shares outstanding at September 30, 2014; 5,866,759 shares issued and 5,852,125 shares outstanding at December 31, 2013	5,831,083	5,767,192
Treasury Stock – 40,470 shares at September 30, 2014; 14,634 shares at December 31, 2013	(1,381,566)	(453,654)
Additional Paid-In Capital	10,565,383	8,509,976
Retained Earnings	112,111,407	106,581,305
Accumulated Other Comprehensive Loss	(152,827)	(235,462)
Total Shareholders’ Equity	126,973,480	120,169,357
Total Liabilities and Shareholders’ Equity	$252,336,474	$226,183,680

CONSOLIDATED-TOMOKA LAND CO.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2014	2013	2014	2013
Revenues
Income Properties	$3,864,632	$3,298,447	$10,821,121	$9,445,677
Interest Income from Commercial Loan Investments	382,087	644,198	1,581,746	644,198
Real Estate Operations	8,645,034	1,369,397	10,925,215	2,010,722
Golf Operations	994,651	981,118	3,844,428	3,758,629
Agriculture and Other Income	182,731	20,845	258,052	149,028
Total Revenues	14,069,135	6,314,005	27,430,562	16,008,254

Direct Cost of Revenues
Income Properties	(456,869)	(427,341)	(1,281,380)	(1,038,922)
Real Estate Operations	(3,435,357)	(174,411)	(3,758,283)	(480,152)
Golf Operations	(1,309,789)	(1,321,337)	(4,155,009)	(4,154,338)
Agriculture and Other Income	(34,158)	(33,821)	(144,690)	(120,275)
Total Direct Cost of Revenues	(5,236,173)	(1,956,910)	(9,339,362)	(5,793,687)

General and Administrative Expenses	(1,506,964)	(1,207,593)	(4,562,645)	(4,221,831)
Impairment Charges	(421,040)	—	(421,040)	(616,278)
Depreciation and Amortization	(886,618)	(732,427)	(2,505,007)	(2,128,185)
Total Operating Expenses	(8,050,795)	(3,896,930)	(16,828,054)	(12,759,981)
Operating Income	6,018,340	2,417,075	10,602,508	3,248,273

Interest Income	14,246	—	42,564	391
Interest Expense	(569,154)	(509,898)	(1,554,583)	(1,316,026)
Income from Continuing Operations
Before Income Tax Expense	5,463,432	1,907,177	9,090,489	1,932,638
Income Expense Benefit	(1,984,741)	(735,713)	(3,388,483)	(736,121)
Income from Continuing Operations	3,478,691	1,171,464	5,702,006	1,196,517
Income from Discontinued Operations (Net of Tax)	—	70,840	—	634,602
Net Income	$3,478,691	$1,242,304	$5,702,006	$1,831,119

Per Share Information:
Basic and Diluted
Income from Continuing Operations	$0.60	$0.21	$0.99	$0.21
Income from Discontinued Operations (Net of Tax)	—	0.01	—	0.11
Net Income	$0.60	$0.22	$0.99	$0.32
Dividends Declared and Paid	$0.00	$0.00	$0.03	$0.03

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